Exhibit 99.1

Breitling Energy Corporation Announces the Successful Drilling of First Well in the Permian Basin

Breitling Energy Corporation (OTC: BECC) (the “Company”), a Dallas-based oil and gas exploration and production company, announced today the successful drilling of its first well on the Company’s existing 3,680 acre farmout in Sterling County, Texas in the prolific Permian Basin. The well reached total depth of 9,215 feet in late March and the Company elected to run pipe in the anticipation of fracking and completing the well in mid-May.

The Company has recently announced it had entered into a farmout agreement with Steller Energy and Investment Corporation to gain rights to the Permian Basin acreage.

“Considering we have the ability to down space to 20 acres in the area, we could have one-hundred plus drilling locations in Sterling County,” stated Chris Faulkner, the Company’s Chief Executive Officer. Mr. Faulkner further noted, “The electric logs show potentially productive zones in the Cisco-Canyon sands, the Cline, the Strawn and the Wolfcamp formations and we look forward to updating our stockholders again once we are able to quantify the increase in oil and gas production that this well will contribute to the Company’s overall oil and gas production.”

The Company currently plans to drill an additional seven new wells on the Sterling County acreage to fully capture the total 3,680 acres.

For more information, visit www.breitlingenergy.com

ABOUT BREITLING ENERGY

Breitling Energy Corporation (OTC:BECC) is a growing energy company based in Dallas, Texas, engaged in the acquisition of lower risk onshore oil and gas properties and the exploration and development of such properties. We intend to utilize a combination of acquisitions and growth through the drill-bit to increase reserve and production value. Our oil and gas operations are focused primarily in the Permian Basin of Texas and the Mississippi oil window of southern Kansas. We also have various properties in Texas, North Dakota, Oklahoma and Mississippi.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release regarding future expectations, access to public capital markets, plans for acquisitions and dispositions, oil and gas reserves, exploration, development, production and pricing may be regarded as “forward-looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s periodic reports and other documents filed with the SEC. Actual results may vary.